Exhibit 10.5

FOURTH AMENDMENT

TO

ALABAMA/MICHIGAN/PERMIAN PACKAGE

PURCHASE AGREEMENT

This Fourth Amendment to Alabama/Michigan/Permian Package Purchase Agreement (this “Fourth Amendment”) is dated as of July 31, 2007, by and between Dominion Exploration & Production, Inc., a corporation organized under the laws of Delaware (“DEPI”), Dominion Energy, Inc., a corporation organized under the laws of Virginia (“DEI”), Dominion Oklahoma Texas Exploration & Production, Inc., a corporation organized under the laws of Delaware (“DOTEPI”), Dominion Reserves, Inc., a corporation organized under laws of Virginia (“Reserves”), LDNG Texas Holdings, LLC, a limited liability company organized under the laws of Oklahoma (“LDNG”) and DEPI Texas Holdings, LLC, a limited liability company organized under the laws of Delaware (“DEPI Texas”) (collectively “Sellers”), and HighMount Exploration & Production Holding Corp., a company formerly known as L O & G Acquisition Corp. and organized under the laws of Delaware (“Purchaser”). Sellers and Purchaser are sometimes referred to collectively as the “Parties” and individually as a “Party.”

RECITALS:

The Parties have entered into an Alabama/Michigan/Permian Package Purchase Agreement dated as of June 1, 2007, as amended by the First Amendment dated effective as of June 1, 2007, the Second Amendment dated as of July 11, 2007 and the Third Amendment dated as of July 16, 2007 (collectively, the “Agreement”), providing for the sale by Sellers to Purchaser of the Shares and the Additional Assets.

The Parties desire to further amend the Agreement to clarify the treatment of several matters, as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.         Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning given to those terms in the Agreement.

2.         Amendments. The Agreement is hereby amended as follows:

a.     Section 1.1 is revised by replacing clause (ii) in its entirety to read as follows:

(ii)     in the case of DEPI, DOTEPI and Reserves as Sellers, subject to Sections 6.20 and 8.2(d), the Additional Assets owned by such Seller (collectively, the “Interests”).

b.     In Section 1.2(gg), the definition of “Excluded New Mexico Counties”, clause (ii) is deleted in its entirety.

c.     Section 1.4 is revised in its entirety to read as follows:

Section 1.4 Transfer of Certain Assets Not Held by Sellers.

(a)     Sellers shall, at Closing, cause Dominion Resources Services, Inc. to assign to Purchaser certain personal property described on Schedule 1.4 (the “Services Property”).

(b)     Sellers shall, at Closing, cause T.S. Dudley Land Company, Inc. (“Broker”) to assign to Purchaser Broker’s right, title and interest in those Leases described on Schedule 1.4, Part 2 (Broker’s right, title and interest being referred to herein as the “Appian Way Leases”), in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices.

(c)     EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV OR THE CERTIFICATE REFERRED TO IN SECTION 8.2(J), EACH ASSIGNMENT OF THE SERVICES PROPERTY AND THE APPIAN WAY LEASES SHALL BE “AS IS, WHERE IS” WITH ALL FAULTS, AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF CONDITION, QUALITY, AIRWORTHINESS, SUITABILITY, DESIGN, MARKETABILITY, TITLE, INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS ARE HEREBY DISCLAIMED. Such Services Property and Appian Way Leases shall be considered “Additional Assets” for purposes of this Agreement with the benefit of the representations, warranties, and other provisions of this Agreement related to the Additional Assets. Without limiting any obligations of their Affiliates under Section 6.3 of this Agreement, Sellers shall also cause Dominion Resources Services, Inc. and Broker to comply with the various covenants contained in Sections 6.1 and 6.4, to the extent applicable to the Services Property and Appian Way Leases, respectively, prior to Closing.

d.     Section 2.1 is amended in its entirety to read as follows:

The purchase price for the Interests (the “Purchase Price”) shall be Four Billion Sixteen Million Five Hundred Thousand dollars ($4,016,500,000.00) (the “Unadjusted Purchase Price”), adjusted as provided in Section 2.3.

e.     Section 2.3(d) is amended by replacing “Three Million Nine Hundred Eighty Thousand dollars ($3,980,000.00)” with “Four Million Three Hundred Ninety Thousand dollars ($4,390,000.00)”.

f.     The portion of Section 2.3(h)(i) prior to (A) is revised in its entirety to read as follows (but, for the avoidance of doubt Sections 2.3(h)(i)(A) and 2.3(h)(i)(B) shall remain as set forth in the Agreement):

Decreased by an amount equal to the aggregate amount of the following proceeds received by any Seller, Company or Wholly-Owned Subsidiary, or any of their Affiliates (other than Subsidiaries that are not Wholly-Owned Subsidiaries), on or prior to the Closing Date, or by any Seller or any remaining Affiliate of Sellers after the Closing Date (but only to the extent the Parties have not, before the Cut-Off Date, used the payment provisions of the DEPI/Purchaser Transition Services Agreement to make the appropriate adjustment):

g.     Section 2.3(h)(ii) is revised to add the following at the end of the Section:

. The adjustment to the Purchase Price contained in this Section 2.3(h)(ii) shall not be made to the extent that the Parties use the payment provisions of the DEPI/Purchaser Transition Services Agreement before the Cut-Off Date to make the appropriate adjustment;

h.     Section 2.3(h)(iii) is revised in its entirety to read as follows:

                                         [RESERVED]

i.     Section 3.6(c) is amended by replacing “the Allocated Value for such Asset,” with “the lesser of the Allocated Value for such Asset or the amount the applicable Seller receives from the transferee of such Asset (except that where the amount received is less than the Allocated Value and there has been an Adverse Notice Error, the Allocated Value shall be used),”. Section 3.6(e)(iii) is revised in its entirety to read as follows:

Pursuant to Section 2.3(b), the applicable Seller shall credit Purchaser with the lesser of the Allocated Value for any Asset transferred pursuant to Section 3.6(e)(i) or (e)(ii) or the amount the applicable Seller receives from the transferee of such Asset, provided that where the amount received is less than the Allocated Value as adjusted pursuant to this Agreement and there has been an Adverse Notice Error, the Allocated Value shall be used. If the transfer of the Asset occurs after the Cut-Off Date, the applicable Seller shall promptly refund to Purchaser such amount in lieu of an adjustment under Section 2.3(b). For purposes of this Section 3.6, “Adverse Notice Error” means that Sellers have sent a notice to the holder of the applicable preferential right to purchase or similar right that states an Allocated Value for the affected Assets that is less than that provided by Schedule 3.4.

j.     Section 6.19(a) is revised in its entirety to read as follows:

                                    [RESERVED]

k.     A new Section 6.20 is added to the Agreement, reading as follows:

Section 6.20 Mississippi Assets. Sellers shall, prior to Closing, transfer all of Sellers’ right, title and interest in the Additional Leases listed on Exhibit D-1, the Additional Wells listed on Exhibit D-2 and all other Additional Assets that in each case are located in the states of Alabama or Mississippi or used or held for use primarily in connection with Additional Assets located in the states of Alabama or Mississippi (Sellers’ right, title and interest being referred to herein collectively as the “Mississippi Assets”), to Dominion Black Warrior Basin, Inc. using a conveyance form in substantially the form attached hereto as Exhibit E (with such modifications as are applicable in the context), in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices. Notwithstanding such conveyance, except for purposes of Section 1.1 and Section 8.2(d), the Mississippi Assets shall continue to be considered Additional Assets, and not Company Assets, for all purposes of this Agreement.

l.     A new Section 6.21 is added to the Agreement, reading as follows:

Section 6.21 Subleases. The Parties will work together in good faith to execute subleases or replacement leases of the office space located at 16800 Greenspoint Park Drive, Houston, Texas and 14000 Quail Springs Parkway, Oklahoma City, Oklahoma described on Exhibit D-4, each in substantially the same form and for the same consideration as the base lease, and for the same term, except that, in the case of subleases, assignment shall not be permitted without the prior written consent of DEPI, such consent not to be unreasonably withheld, and in the case of the office space allocated pursuant to paragraph 3 of the Fourth Amendment to this Agreement, in accordance with the allocations set forth in paragraph 3 of such Fourth Amendment (each, a “Sublease”), as promptly as practicable after the Closing.

m.     Section 8.2(d) is revised in its entirety to read as follows:

Conveyances of the Additional Assets (other than the Services Property and the Appian Way Leases, which are transferred pursuant to Section 1.4, the Mississippi Assets, which are transferred pursuant to Section 8.2(a), and the DEPI Texas Beneficial Interests and the DOTEPI Texas Beneficial Interests, which are transferred pursuant to Section 8.2(a)) in the form attached hereto as Exhibit E (the “Conveyances”) duly executed by DEPI, DOTEPI or Reserves, as applicable, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, and copies of executed conveyances of the Services Property, the Appian Way Leases and the Mississippi Assets;

n.     Section 8.2(e) is revised in its entirety to read as follows:

Assignments in form required by federal, state or tribal agencies for the assignment of any federal, state or tribal Additional Properties, duly executed by DEPI, DOTEPI or Reserves, as applicable, in sufficient duplicate originals to allow recording in all appropriate offices, except to the extent that such Additional Properties are Leases issued by Government Authorities in the State of Michigan, in which case Sellers shall have until August 15, 2007 to deliver the assignments with respect to such properties;

o.     Section 8.2(m) is revised in its entirety to read as follows:

Counterparts of a transition services agreement between DEPI and HighMount Exploration & Production LLC, a Delaware limited liability company (“E&P LLC”) in the form attached hereto as Exhibit F (the “DEPI/Purchaser Transition Services Agreement”), duly executed by DEPI, and counterparts of an agency agreement between Sellers and E&P LLC and certain of its affiliates in the form attached hereto as Exhibit J, duly executed by Sellers (the “Agency Agreement”);

p.     Section 8.2(n) is deleted in its entirety.

q.     Section 8.3(c) is revised in its entirety to read as follows:

Assignments in the form required by federal, state or tribal agencies for the assignment of any federal, state or tribal Additional Properties, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate offices, except to the extent assignments are delivered by Sellers between Closing and August 15, 2007 as authorized by Section 8.2(e);

r.     Section 8.3(h) is revised in its entirety to read as follows:

Counterparts of the DEPI/Purchaser Transition Services Agreement, duly executed by E&P LLC and counterparts of the Agency Agreement, duly executed by E&P LLC and certain of its affiliates.

s.     Section 8.3(i) is deleted in its entirety.

t.     Section 13.5 is revised in its entirety to read as follows:

The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Sellers or any other Affiliate of the Companies or Subsidiaries (except the Companies and Subsidiaries) with any Governmental Authority or third Person and relating to the Companies, the Subsidiaries, or the Assets are to be transferred to Purchaser. On or before Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, except for the bonds, letters of credit and guarantees listed on Schedule 13.5-A, and shall cause, effective as of the Closing, the cancellation or return to Sellers of the bonds, letters of credit and guarantees posted by Sellers and such Affiliates, except for the bonds, letters of credit and guarantees listed on Schedule 13.5-A. Purchaser may also provide evidence that such replacements are not necessary as a result of existing bonds, letters of credit or guarantees that Purchaser has previously posted as long as such existing bonds, letters of credit or guarantees are adequate to secure the release of those posted by Sellers. Except for bonds, letters of credit and guarantees related primarily to the Excluded Assets, Schedule 13.5 identifies the bonds, letters of credit and guarantees posted by Sellers or any other Affiliate of the Companies or Subsidiaries (except the Companies and Subsidiaries) with respect to the E&P Business as of the date noted on such schedule. Sellers and Purchaser acknowledge that the bonds, letters of credit and guarantees described on Schedule 13.5-A (each a “Subsequent Replacement Bond”) will not, as of the Closing Date, have been replaced, cancelled or returned to Sellers. Notwithstanding the other terms of the Purchase Agreement (including this Section), from and after the Closing Date, Purchaser shall (y) no later than August 31, 2007 obtain, or cause to be obtained in the name of Purchaser, replacements for such Subsequent Replacement Bonds and shall cause the cancellation or return to Sellers of the Subsequent Replacement Bonds or provide evidence that such replacements are not necessary as a result of existing bonds that Purchaser has previously posted as long as such existing bonds are adequate to secure the release of those posted by Sellers and (z) indemnify, defend and hold harmless the Seller Group, as if set forth in Section 12.2(a) of the Purchase Agreement (excluding, however, the application of Section 12.2(d)(ii) and Section 12.2(d)(iii) of the Purchase Agreement), from and against all Damages incurred or suffered by Seller Group caused by, arising out of or resulting from the failure to replace, cancel or return to Sellers any Subsequent Replacement Bond by Closing, including the amount of any draw on the Subsequent Replacement Bond after Closing.

u.     Section 13.6(a) is revised in its entirety to read as follows:

As promptly as practicable after the Closing Date, but in any event no later than the Cut-Off Date, Sellers shall deliver or cause to be delivered to Purchaser any Records that are in the possession of Sellers or their Affiliates (except the Subsidiaries that are not Wholly-Owned Subsidiaries), subject to Section 13.6(b), provided that Records used in the DEPI Services pursuant to the DEPI/Purchaser Transition Services Agreement may be delivered upon termination of those DEPI Services and materials transfer records and similar records used for joint accounting audits may be delivered to Purchaser no later than 10 days after the Cut-Off Date. During the period until the Records are delivered, Sellers and their Affiliates shall provide Purchaser and its Affiliates reasonable access, during normal business hours, to such Records upon request.

v.     Exhibit D-1 is revised to remove all Appian Way Leases.

w.     Exhibit D-2 is hereby amended by removing all of the wells and units located in San Juan and Rio Arriba Counties, New Mexico.

x.     Exhibit D-5 is hereby amended by removing the four (4) Houston locations from the Exhibit.

y.     Exhibit F is hereby replaced in its entirety by a new Exhibit F attached hereto.

z.     A new Exhibit J is hereby added to the Agreement as attached hereto.

aa.     Paragraph 10 of Schedule 1.3 is revised in its entirety to read as follows:

All artwork in any office space of any Seller assumed by Purchaser, except for artwork located in the spaces in 16945 Northchase Drive and 16800 Greenspoint Park Drive in Houston, Texas assumed by Purchaser as described on Exhibit D-4, Part II.

bb.     A new Part 2 is added to Schedule 1.4 as attached hereto.

cc.     The following contracts are removed from Schedule 4.11 - Preferential Purchase Rights - Land Contracts, as the counterparties to the underlying contracts do not hold applicable preferential purchase rights:

DMP0810001
DMP0960001
314796
DMP1620001
DMP1530008
DP1680006
DMP1660004
DMP1530008

and the following contracts are added to Schedule 4.11 - Preferential Purchase Rights - Land Contracts:

DMP0410005
DMP0410036

dd.     Schedule 13.5 is replaced in its entirety with Schedule 13.5 attached hereto and a new Schedule 13.5-A is hereby added to the Agreement as attached hereto.

3.         Divided Space. The Parties agree, pursuant to Exhibit D-4, Part II of the Agreement, to the following division of DOTEPI’s office lease in OKC:

Purchaser receives all of DOTEPI’s space in the Phase I Building, Floors 3, 4, 5 and 6, plus all of DOTEPI’s space on the first floor of both the Phase I Building and the Phase II Building, except the imaging room and a portion of the file room, not to exceed 400 square feet, on the first floor of the Phase II Building, which shall be divided from the remainder of the file room consistently with the plan attached hereto as Annex A, subject to applicable law and landlord approval. In connection with the division of the file room and imaging room, Purchaser shall reimburse Sellers for all costs incurred in the physical division of the space, including construction and materials costs, interior fixtures, and architect’s fees, not to exceed $75,000.

In addition, the Parties agree that as a transition matter, the interest in the data center and the Purchaser’s rights with respect to the file room, all on the first floor of the Phase II Building, will not be transferred until the completion of the Services under the DEPI/Purchaser Transition Services Agreement and transition activities with respect to the Appalachian Business and the sales of the Excluded Onshore Areas and the Offshore Package Areas, but no later than April 30, 2008 (the “Turn-Over Date”).

The Parties further agree, pursuant to Exhibit D-4, Part II of the Agreement, to the division of Greenspoint III as indicated on Annex B attached hereto. Sellers will retain the area to the north of the demising wall on the third floor of Greenspoint III as indicated on Annex B.

With respect to the costs attributable to OKC data center, Purchaser will pay a proportionate share of the rent (and, if applicable, operating expenses and other pass-through charges) payable by Sellers or their Affiliates and attributable to the OKC data room that is equal to Purchaser’s proportionate share of the total space that Purchaser will occupy in the OKC facility.

4.         Equipment. Notwithstanding the other terms of the Purchase Agreement, including Section 1.3(xii), Purchaser shall be assigned those servers and other major hardware located in the OKC data center and Wedge International Tower, 1415 Louisiana Street, Houston, Texas that are specifically described in Annex C attached hereto. The servers and additional hardware that are described on Annex C will be assigned to Purchaser when they are no longer being used or reasonably need to be maintained by Sellers (whether independently or as part of a system) in connection with the services under the DEPI/Purchaser Transaction Services Agreement and transition activities with respect to the Appalachian Business and the sales of the Excluded Onshore Areas and the Offshore Package Areas, but no later than the Turn-Over Date.

5.         Early Resolution of Certain Asserted Title Defects. Purchaser and Sellers agree that no adjustment to the Purchase Price will be made in accordance with Sections 2.3(a), 3.5(d) and 3.5(e) of the Agreement as a result of the asserted Title Defects or Title Benefits shown on Annex D attached hereto and that such asserted Title Defects reported by Purchaser by letter dated July 19, 2007, are considered by all Parties to be resolved and waived. Purchaser and Sellers further agree that the Allocated Values and net revenue interest and working interest figures from Exhibits B-2 and D-2 reported in Sellers’ Title Defect Notice response letter dated July 23, 2007 are the Allocated Values and Exhibit B-2 and D-2 numbers are to be used those purposes in any claim relating to the remaining Title Defects.

6.         Tax Allocation Schedule. The Parties agree to use the tax allocation schedule attached hereto as Annex E, subject to adjustment after the determination of the Purchase Price under Section 8.4(b) as described in Section 2.2(c) of the Agreement.

7.         Reimbursement of Certain Additional Costs. Sellers and Purchaser hereby acknowledge that the matters described in Section 3.6 of the Agreement continue after Closing and that (without limiting the payments required to be made by Sellers to Purchaser under Section 3.6 of the Agreement, as amended by this Fourth Amendment) all costs and other Damages incurred after Closing and arising out of or attributable to the implementation of Sections 3.6(c), (d) or (e), other than those involving an Adverse Notice Error, shall be borne by Purchaser. Any breach of this covenant shall be subject to indemnification under Section 12.2(a)(iii) of the Agreement, excluding, however, the application of Section 12.2(d)(iii) of the Agreement and provided that with respect to this covenant, such indemnification shall continue without time limit.

8.         Hicks Claim. Notwithstanding the other terms of the Agreement, the Parties agree that Purchaser and DOTEPI shall each receive on-half (1/2) of the net proceeds, after court costs and attorneys’ fees, recovered from the defendants pursuant to DOTEPI’s demand for return of an overpayment of a production payment on the Hicks and Vander Stucken Wells, Sutton County, Texas, regardless of whether such recovery is made before or after the Cut-Off Date. Purchaser shall have control over any proceedings arising from this overpayment, at Purchaser’s expense, provided that Purchaser may only settle such demand or proceedings with the prior written consent of DEPI, such consent not to be unreasonably withheld.

9.         Ratification. Except as amended by this Fourth Amendment, the Agreement remains in full force and effect in accordance with its terms.

10.         Governing Law, Venue, Jurisdiction and Service of Process. Sections 13.8 and 13.9 of the Agreement are hereby incorporated into this Fourth Amendment by reference as if set out in full herein.

11.         Counterparts. This Fourth Amendment may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Fourth Amendment in the presence of other Parties to this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Fourth Amendment has been signed by each of the Parties as of the date first above written.

SELLER:	DOMINION EXPLORATION & PRODUCTION,
INC.

By:	/s/ Christine M. Schwab
Name:	Christine M. Schwab
Title:	Authorized Signatory

SELLER:	DOMINION ENERGY, INC.

By:	/s/ Christine M. Schwab
Name:	Christine M. Schwab
Title:	Authorized Signatory

SELLER:	DOMINION OKLAHOMA TEXAS
EXPLORATION & PRODUCTION, INC.

By:	/s/ Christine M. Schwab
Name:	Christine M. Schwab
Title:	Authorized Signatory

SELLER:	DOMINION RESERVES, INC.

By:	/s/ Christine M. Schwab
Name:	Christine M. Schwab
Title:	Authorized Signatory

SELLER:	LDNG TEXAS HOLDINGS, LLC

By:	/s/ Christine M. Schwab
Name:	Christine M. Schwab
Title:	Authorized Signatory

SELLER:	DEPI TEXAS HOLDINGS, LLC

By:	/s/ Christine M. Schwab
Name:	Christine M. Schwab
Title:	Authorized Signatory

PURCHASER:	HIGHMOUNT EXPLORATION &
PRODUCTION HOLDING CORP.

By:	/s/ Kenneth J. Zinghini
Name:	Kenneth J. Zinghini
Title:	Assistant Secretary